January 30, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Declares First Quarter 2006 Cash Dividend

LINCOLN, NE – January 30, 2006 — The Board of Directors of TierOne Corporation (NASDAQ: TONE) announced today it has declared a quarterly cash dividend of $0.06 per share on its common stock, payable March 31, 2006 to shareholders of record at the close of business on March 15, 2006.

TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated issues relating to the construction of the Company’s new banking offices in Omaha and Hastings, Nebraska; unanticipated issues associated with the opening of the Company’s new loan production office in Las Vegas, Nevada; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com>

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